Exhibit 12
MONSANTO COMPANY

Ratio of Earnings to Fixed Charges(1)(2)	Year Ended Aug. 31,
(Dollars in millions except for ratios)	2016	2015	2014	2013	2012
EARNINGS:
Income from Continuing Operations Before Income Taxes	$1,991	$3,161	$3,827	$3,429	$2,988
Add:
Fixed charges	515	509	327	246	257
Equity affiliate loss (income) — net	12	13	8	(15)	(10)
Amortization of capitalized interest	20	18	17	16	15
Less:
Capitalized interest	(32)	(26)	(28)	(23)	(21)
Earnings available for fixed charges	$2,506	$3,675	$4,151	$3,653	$3,229
FIXED CHARGES:
Interest expense(3)	$437	$434	$250	$176	$191
Capitalized interest	32	26	28	23	21
Portion of rents representative of interest factor	46	49	49	47	45
Total Fixed Charges	$515	$509	$327	$246	$257
Ratio of Earnings to Fixed Charges	4.87	7.22	12.69	14.85	12.56

(1)	Monsanto has not paid any preference security dividends and, therefore, has not included the ratio of combined fixed charges and preference security dividends to earnings for the relevant periods.

(2)	The operating results of the Dairy business have been conformed to discontinued operations presentation for all relevant fiscal years presented.

(3)	Includes amortization of deferred debt issuance costs and the interest component of the income tax provision.

Debt to Capital Ratio(1)	Year Ended Aug. 31,
(amounts in millions except for percentages)	2016	2015	2014	2013	2012
Short-Term Debt	$1,587	$615	$233	$51	$36
Long-Term Debt (2)	7,453	8,429	7,465	2,048	2,024
Total Debt	9,040	9,044	7,698	2,099	2,060
Total Monsanto Company Shareowners’ Equity	4,534	6,990	7,875	12,559	11,833
Debt-to-Capital Ratio	67%	56%	49%	14%	15%

(1)	Debt-to-capital ratio is the sum of short-term and long-term debt, divided by the sum of short-term and long-term debt and shareowners’ equity.

(2)	Prior period balances have been updated to conform with current period presentation for the adoption of the accounting standard update “Presentation of Debt Issuance Costs” in fiscal year 2015

Current Ratio(1)	Year Ended Aug. 31,
(amounts in millions except for ratios)	2016	2015	2014	2013	2012
Total Current Assets	$8,157	$10,625	$9,675	$10,077	$9,658
Total Current Liabilities	6,729	5,177	5,112	4,336	4,221
Current Ratio	1.21	2.05	1.89	2.32	2.29

(1)	Current ratio represents total current assets divided by total current liabilities.